EXHIBIT C

VOTING AND INVESTMENT TRUST AGREEMENT

Voting and Investment Trust Agreement (“Agreement”) made as of the 9th day of May, 2014, by and between American Cemeteries Infrastructure Investors, LLC, a Delaware limited liability company (“ACII”), and Robert B. Hellman, Jr. (in his capacity as trustee, the “Trustee”).

BACKGROUND

This Agreement hereby creates a trust (the “Trust”) for the benefit of ACII as the beneficiary and the Trustee is hereby designated as the trustee of the Trust to act in accordance with this Agreement.  The Trustee shall acquire certain equity interests (in the form of common units) in Cornerstone Family Services LLC and CFSI LLC, both Delaware limited liability companies.  The Trustee shall have all exclusive voting power and exclusive investment power with respect to the equity interests (in the form of common units) to be acquired, effective as of the date of the acquisition.  The term “exclusive voting power and exclusive investment power” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (“1934 Act”).  The equity interests (in the form of common units) in Cornerstone Family Services LLC or CFSI LLC are hereafter referred to as “Units”, which term shall also include any equity interests referred to in Section 2.1 hereof and any equity interests into which Units or such other equity interests are converted or exchanged pursuant to a merger, consolidation, split, dividend, recapitalization or otherwise.  The terms “ACII”, “Cornerstone Family Services LLC”, and “CFSI LLC”, as used in this Agreement, shall include their respective successors and assigns, including, but not limited to, their successors by sale of assets, merger, consolidation, division, dissolution, and other forms of succession.  To avoid any potential ambiguity, the new name of CFSI LLC, after the proposed acquisition of its common units by ACII and the merger of Cornerstone Family Services LLC into CFSI LLC, shall be StoneMor GP Holdings LLC and any reference herein to CFSI LLC shall be deemed to refer as well to StoneMor GP Holdings LLC.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.         Transfer of Units and Voting and Investment Rights and Powers to Trustee

1.1      The Trustee declares that it will hold, for the benefit of ACII, any and all Units in Cornerstone Family Services LLC and CFSI LLC acquired by the Trustee.  As the holder of the Units, the Trustee, and not ACII, is entitled to all exclusive voting power and exclusive investment power with respect to the Units as such terms are defined in Rule 13d-3 promulgated by the SEC under the 1934 Act.  The term “voting power”, as defined in Rule 13d-3, includes, but is not limited to, the power to vote, or to direct the voting of the Units.  The term “investment power”, as defined in Rule 13d-3, includes, but is not limited to, the power to dispose, or to direct the disposition of the Units.  ACII hereby acknowledges that, as a result of the creation of the Trust, (i) it will not be admitted as a member of either Cornerstone Family Services LLC or CFSI LLC, nor will it have any voting power or investment power with respect to the Units, (ii) upon the acquisition of the Units, the Trustee will be admitted as a member of Cornerstone Family Services LLC and CFSI LLC and will be vested with all of such exclusive voting power and exclusive investment power with respect to the Units, and (iii) ACII’s interests in this Trust will be purely pecuniary.  ACII hereby agrees to direct Cornerstone Family Services LLC and CFSI LLC to transfer such Units directly to the Trustee on the effective date of the acquisition and to admit the Trustee as a member of each of Cornerstone Family Services LLC and CFSI LLC and to record the Trustee as the owner of such Units, with the understanding that ACII shall never become either the record or beneficial owner of such Units.  The Trustee shall hold such Units subject to the terms of this Agreement.

1.2      ACII hereby agrees for itself and agrees to cause each partnership, corporation, limited liability company, or other legal entity of which ACII owns an interest and any trust of which ACII is a beneficiary (“Interested Entity”), transfer to the Trustee any Units ACII or such Interested Entity may hereafter acquire.  In addition, ACII shall seek to obtain on behalf of such Interested Entity the written joinder of such Interested Entity to this Agreement, in form and substance satisfactory to the Trustee.

1.3      This Trust, as an entity, has no voting powers or investment powers with respect to the Units.  Only Robert B. Hellman, Jr., when acting as Trustee for this Trust, shall have voting powers and investment powers with respect to the Units, and such voting powers and investment powers are exclusive to him.

2.         Dividends and Other Distributions

2.1      ACII, as beneficiary of the Trust, shall be entitled to receive from the Trustee all dividends or other distributions with respect to the Units (whether in cash, securities or other property) received by the Trustee with respect to the Units.  If any dividend or other distribution with respect to the Units deposited with the Trustee is paid, in whole or in part, in Units or other equity interests of Cornerstone Family Services LLC and CFSI LLC, the Trustee shall likewise hold, subject to the terms of this Agreement, the Units or other equity interests which are received by the Trustee on account of such dividend or other distribution.

2.2      In lieu of receiving dividends or other distributions upon Units (or any other equity interests held by the Trustee) and paying the same to ACII pursuant to Section 2.1, the Trustee may submit a certification to Cornerstone Family Services LLC and CFSI LLC in writing directing the paying entity to pay such dividends or other distributions directly to ACII.  Upon receipt of such written instructions, the paying entity shall be directed to pay such dividends or other distributions directly to ACII.  Upon such instructions being given by the Trustee to the paying entity, and until revoked by the Trustee, all liability of the Trustee with respect to such dividends or other distributions shall cease.  The Trustee may at any time revoke such instructions and by written notice to the paying entity direct it to pay dividends and other distributions to the Trustee.

3.         Proceeds of Disposition

The Trustee shall pay to ACII any proceeds resulting from the disposition of the Units which the Trustee may elect to dispose of pursuant to the Trustee’s investment power as described in Section 1 hereof.  In lieu of receiving such proceeds and paying the same to ACII, the Trustee may submit a certification to Cornerstone Family Services LLC and CFSI LLC in writing directing the paying entity to pay such proceeds directly to ACII.  Upon receipt of such written instructions, the paying entity shall be directed to pay such proceeds directly to ACII.

4.         Subscription Rights

In case any new Units or other securities are offered for subscription to the holders of Units deposited hereunder, through options, rights or otherwise, promptly upon receipt of notice of such offer, the Trustee shall mail a copy thereof to ACII.  Upon receipt by the Trustee, at least five days prior to the last day fixed for subscription and payment, of a request from ACII to subscribe on ACII’s behalf, accompanied (or, if payment is not due at the subscription date, delivered at such other later date as agreed by the Trustee and ACII) by the sum of money required to pay for such Units or other securities, the Trustee shall make such subscription and payment on behalf of ACII and retain such Units or other securities in trust pursuant to the terms of this Agreement.

5.         Reorganization or Recapitalization

5.1      In the event Cornerstone Family Services LLC or CFSI LLC is merged or consolidated into another entity, or all or substantially all of the assets of either entity are transferred to another entity pursuant to a plan requiring the assets of either Cornerstone Family Services LLC or CFSI LLC be distributed in liquidation, or all the Units of either Cornerstone Family Services LLC or CFSI LLC are to be exchanged in connection with a reorganization or recapitalization of either Cornerstone Family Services LLC or CFSI LLC, then in connection with such transaction or series of transactions the terms “Cornerstone Family Services LLC” and “CFSI LLC” for all purposes of this Agreement shall be taken to include any successor entity, and the Trustee shall receive and hold under this Agreement any stock of, or other interests in, such successor entity received on account of the ownership, as Trustee hereunder, of the Units or other securities held hereunder prior to such merger, consolidation, transfer, liquidation, reorganization or recapitalization.

5.2      In case any reverse unit split or other reduction of the Units or reorganization or recapitalization affecting Units shall have been duly authorized, the Trustee is hereby authorized to make such surrender of Units held by the Trustee hereunder as may be required under the terms pursuant to which such reduction or reorganization or recapitalization is to be effected, and to receive and hold any and all Units or other securities of Cornerstone Family Services LLC or CFSI LLC issued in exchange for such surrendered Units.

6.         Trustee and Successor Trustee

6.1      The rights, powers, and privileges of the Trustee named hereunder shall be possessed by any successor Trustee or Trustees, with the same effect as though each such successor had originally been a party to this Agreement.  The word “Trustee” as used in this Agreement, means the Trustee and any successor Trustees acting hereunder as provided herein, and shall include both the single and the plural number.  If there is more than one Trustee, the decision of the majority of the Trustees shall be considered the decision of the Trustee.

6.2      The Trustee may be removed only for willful misconduct committed in bad faith and proven by clear and convincing evidence in a court of competent jurisdiction.  No removal of the Trustee shall be effective less than ninety (90) days after a final and unappealable order of a court of competent jurisdiction ordering such removal.

7.         Rights and Duties of Trustee; Limitation of Liability and Indemnification

7.1      The Trustee, as the legal owner of the Units, shall possess and have the exclusive right to exercise, in person or by nominees or proxies of the Trustee, all voting rights and powers in respect to all Units registered in the name of the Trustee hereunder, for any and every purpose, and to take part in or consent to any member or shareholders’ or similar action of any kind whatsoever (including, but not limited to, exercising dissenters’ rights of appraisal).  The right to vote shall include the right to vote for or against, to consent, to abstain or to refrain from attending any meeting with respect to the election of managers or directors or any other matter to be acted upon by the members of Cornerstone Family Services LLC or CFSI LLC at any meeting or by written consent or any other matter to which ACII has the right to consent or approve, in each case as provided for in the limited liability company agreements for Cornerstone Family Services LLC and CFSI LLC.  Without limiting such general right, it is agreed that such matters may include mortgaging, creating a security interest in, and pledging of all or any part of the Units or other securities of Cornerstone Family Services LLC or CFSI LLC, the lease or sale of all or any part of the property of Cornerstone Family Services LLC or CFSI LLC for cash, securities or other property, and the dissolution of Cornerstone Family Services LLC or CFSI LLC, or the consolidation, merger, reorganization, or recapitalization of Cornerstone Family Services LLC or CFSI LLC, all upon terms satisfactory to the Trustee or to Trustee’s nominees or proxies.  It is further agreed that: (i) action by the Trustee in voting Units or other securities or interests deposited hereunder in instances where there are shareholders’ statutory dissenters’ rights of appraisal may effectively waive or terminate any such rights as to such Units or other securities or interests, and (ii) the Trustee, in taking part in, or consenting to, any corporate or shareholders’ or limited liability company or member action, as provided in this subsection, shall have the authority to enter into any agreements and take such actions as, in the determination of the Trustee, are reasonable, including, but not limited to, entering into agreements which make representations, warranties, covenants and provisions relating to indemnification on behalf of and as attorney-in-fact for ACII, in their individual capacities.

7.2      The Trustee shall not be personally responsible with respect to any action taken pursuant to the vote cast or consent given by the Trustee in any matter or with respect to any other act committed or omitted pursuant to this Agreement (including, but not limited to, any sale or other disposition of the Units), unless it can be proven by clear and convincing evidence that such vote or other act or omission was not committed or omitted in good faith.  In addition, to the fullest extent permitted by law, ACII agrees to indemnify and hold the Trustee harmless from any and all claims, liabilities, damages or expenses (including, but not limited to, attorney’s fees and costs) resulting from actions taken pursuant to this Agreement, including advancing fees and cost where requested by the Trustee, unless it can be proven by clear and convincing evidence that such vote or other act or omission was not committed or omitted in good faith.  For a determination or action to be in “good faith” for purposes of this Agreement, the Trustee must subjectively believe that the determination or other action is in the best interests of ACII.  To the extent that at law or in equity the Trustee has duties (including fiduciary duties) and liabilities relating thereto to ACII, the Trustee acting under this Agreement shall not be liable to ACII or its members for good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Trustee otherwise existing at law or in equity, are agreed by ACII hereto to replace such duties and liabilities.

8.         Perpetual Term

The term of this Agreement shall be perpetual.

9.         Dissolution or Liquidation of the Assets of Cornerstone Family Services LLC or CFSI LLC

In the event of the dissolution or total liquidation of the assets of Cornerstone Family Services LLC or CFSI LLC, whether voluntary or involuntary, the Trustee shall receive the moneys, securities, rights or property to which ACII is entitled, and shall timely distribute the same to ACII in proportion to its interests, as shown by the books of the Trustee, or the Trustee may in the Trustee’s discretion deposit such moneys, securities, rights or property with any bank as the Trustee may select, with authority and instructions to distribute the same as above provided, and upon such deposit, this Agreement shall terminate and all further obligations or liabilities of the Trustee in respect of such moneys, securities, rights or property so deposited shall cease and terminate.

10.       Compensation and Reimbursement of Trustee

The Trustee shall serve without compensation, but it is expressly agreed that the Trustee shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents, advisors, attorneys, and counsel as the Trustee may deem necessary and proper with respect to the Trustee carrying out any of the Trustee’s anticipated activities or duties under this Agreement or interpreting or exercising any of the Trustee’s powers under this Agreement.  Any such expenses or charges incurred by and due to the Trustee may be deducted pro rata in the discretion of the Trustee from the dividends or other distributions or moneys or property received by the Trustee.  Nothing herein contained shall disqualify the Trustee or successor Trustees, or incapacitate any of them from serving Cornerstone Family Services LLC or CFSI LLC or any of their parents, subsidiaries, or other affiliates, as an officer, manager, or director, or in any other capacity, and in any such capacity receiving compensation.

11.       Entire Agreement and Counterpart

This Agreement expresses the entire understanding among the parties with respect to the subject matter hereof.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original against any party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

12.       Amendments, Supplements, Waivers and Termination

This Agreement, or any provision hereof, may be amended, supplemented, waived, or terminated, in whole or in part, only with the written consent of both the Trustee and ACII.

13.       Additional Terms and Provisions

13.1    Notice, Distributions by the  Trustee  All distributions of cash, securities, or other property hereunder by the Trustee to ACII may be made, in the discretion of the Trustee, by mail (regular first class, registered or certified mail, as the Trustee may deem advisable), to the last known address of ACII, or such other address as may be designated by written notice to the Trustee at the Trustee’s principal office.  The principal office of the Trustee shall be at 950 Tower Lane, Suite 800, Foster City CA 94404, or at such other place as the Trustee shall specify by written notice given to ACII.

13.2    Binding Nature of Agreement; No Assignment  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, personal representatives, successors and permitted assigns.  There are no third party beneficiaries of this Agreement.  No party may sell, assign, transfer or encumber such party’s rights or obligations under this Agreement without the prior written consent of the other parties hereto, except to the extent expressly permitted in this Agreement.

13.3    Variations in Pronouns  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

13.4    Governing Law  This Agreement is intended by the parties to be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely therein.

13.5    Severability  If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

13.6    Section Headings  Sections and Sub-Section headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

13.7    Arbitration  Any controversy or claim between or among the parties hereto or any individuals or entities bound hereby arising out of or relating to this Agreement, or the breach hereof, including (but not limited to) any related controversy or claim brought by one individual or entity bound by this Agreement against a defendant (whether or not bound by this Agreement) who at any time asserts a third-party claim against another individual or entity bound by this Agreement with respect to such controversy or claim, shall be submitted to and settled by arbitration in the City of San Francisco, California.  Such arbitration shall be conducted in accordance with the then prevailing rules of the American Arbitration Association by one impartial arbitrator appointed by the American Arbitration Association, who shall have been a former federal judge (excluding federal magistrates) of a U.S. District Court or a higher federal court.  The arbitrator shall hold the initial arbitration hearing within six (6) months after the appointment of the arbitrator and shall render his or her decision in writing within one (1) year after the appointment of the arbitrator.  Prior to any decision by the arbitrator, each party shall disclose to the arbitrator their last best offer and demand and the arbitrator shall pick one or the other as the award.  No fee shall be paid to the arbitrator with respect to services rendered by the arbitrator after the lapse of one (1) year from the appointment of the arbitrator.  Any award rendered by the arbitrator shall be final and binding, and not subject to appeal or other judicial review, and judgment thereon may be entered in any court of competent jurisdiction.  Nothing contained herein shall prevent any party hereto from seeking equitable relief from a court of competent jurisdiction in appropriate cases to prevent a violation of a provision of this Agreement.

IN WITNESS WHEREOF, the Trustee and ACII have executed this Agreement as of the day and year previously set forth.

AMERICAN CEMETERIES INFRASTRUCTURE INVESTORS, LLC

By: AIM Universal Holdings, LLC, its Manager

By:	/s/ Matthew Carbone
Name: Matthew Carbone
Title: Authorized Person

/s/ Robert B. Hellman, Jr.
Robert B. Hellman, Jr., Trustee